Exhibit 99.1
February 27, 2009
Dear Shareholders (and friends) of AssuranceAmerica,
Finally, we are able to report a positive comparison with the prior period! The MGA/Carrier’s revenues were up 4% (January over January), and the Retail Agencies’ revenues were down 17%. With expense controls in place, we report pre-tax operating earnings up 13% in January 2009 over January 2008 ...
Joe Skruck and the MGA/Carrier management team are focusing on (i) restructuring the claims department with the goal of reducing our average paid per claim over time, and (ii) growing premiums in the recently entered states of Arizona and Indiana. Expense levels for the Retail Agencies have dropped $200,000 a month (approximately 17%) in anticipation of the Florida market staying soft for much for 2009. We expect revenues for the Retail Agencies to decrease approximately 12% in 2009.
Following is our report on January’s results:

	January (Unaudited)
	Current Month			Year To Date
	2009	2008	Change	2009	2008	Change
	(In $1,000)%			(In $1,000)%
• Gross Premiums Produced[1]*	$13,922	$14,287	(3)%	$13,922	$14,287	(3)%

• MGA/Carrier Gross Premiums Produced [1,2]	$10,234	$10,188	0.5%	$10,234	$10,188	0.5%
• MGA/Carrier Revenues [2]	$5,090	$4,876	4%	$5,090	$4,876	4%

• Retail Agencies Gross Premium Produced [1,2]*	$5,247	$6,286	(17)%	$5,247	$6,286	(17)%
• Retail Agencies Group Revenues [2] *	$845	$1,019	(17)%	$845	$1,019	(17)%

• Company Revenues*	$5,658	$5,516	(3)%	$5,658	$5,516	(3)%
• Company Pre-Tax Income before stock option*	$294	$260	13%	$294	$260	13%
• Company Pre-Tax Income*	$284	$223	28%	$284	$223	28%

[1]	Gross Premiums Produced is a non-GAAP financial metric used as the primary measure of the underlying growth of the company’s revenue stream.

[2]	Before intercompany eliminations

*	Current year financial data includes agency acquisitions that may not be included in prior year data
To follow your stock, we suggest you go to http://finance.yahoo.com, symbol ASAM.OB. As always, we appreciate your continued support and interest in AssuranceAmerica Corporation.
Sincerely,

/s/Guy W. Millner	/s/Joseph J. Skruck

Guy W. Millner	Joseph J. Skruck
Chairman and Chief Executive Officer	President and Chief Operating Officer
     This document is for informational purposes only and is not intended for general distribution. It does not constitute an offer to sell, or a solicitation of an offer to buy securities in AssuranceAmerica Corporation. This document includes statements that may constitute “forward-looking” statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.